UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024

SCWorx Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (844) 472-9679

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment and Restatement of Outstanding Promissory Note

As previously reported, on April 12, 2024, SCWorx Corp. (the “Registrant”) issued a secured promissory note in the face amount of $330,000, in exchange for which it received cash in the amount of $300,000 (“Note”). In addition to the original issue discount of $30,000, the note bears interest at the rate of 5% per annum, is secured by all the Registrant’s assets and was originally due and payable May 10, 2024. Since May 10, 2024, the Registrant and the holder of the Note have serially and on a weekly basis amended and restated the Note, most recently on June 14 and June 21, 2024, so that the maturity date of the Note is now June 28, 2024.

ITEM 8.01 OTHER

Payment of Arbitration Award

As previously disclosed, the Registrant is indebted to a vendor pursuant to a judgment on qn arbitration award in the amount of approximately $502,000 (including interest). The vendor had previously agreed not to enforce its judgment until June 13, 2024. The Registrant anticipates entering into a definitive agreement that will provide for satisfaction of the judgment through the issuance of shares of the Registrant’s common stock. Although the vendor currently has the right to enforce its judgment, the Registrant does not anticipate that the vendor will do so, pending the expected execution of a definitive settlement agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCWorx Corp.

	By:	/s/ Timothy Hannibal
Timothy Hannibal
CEO

Dated: June 24, 2024

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